UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2012 (May 9, 2012)

American Realty Capital Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54688	27-3306391
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Reliant Rehabilitation Hospital - Houston

On May 9, 2012, American Realty Capital Healthcare Trust, Inc. (the “Company”), through its sponsor, American Realty Capital V, LLC, closed its acquisition of a fee simple interest in an inpatient rehabilitation hospital in Houston, Texas (referred to as the “Property” or the “Building”) as part of a previously-announced portfolio of healthcare facilities (the “Portfolio”). The seller of the Property is Northwest Houston Hospital RE Partners.  The seller has no material relationship with the Company and the acquisition was not an affiliated transaction. The Company previously filed the purchase and sale agreement that it entered into in connection with the Portfolio as an exhibit to its Quarterly Report on Form 10-Q on August 12, 2011.

The 65,000 square foot Building is a 60-bed facility located adjacent to a large multispeciality physician group and several general acute care facilities.

The Property is 100% leased to Reliant Rehabilitation Hospital Northwest Houston, LP (“Reliant”) and guaranteed, in part, by Reliant Hospital Partners, LLC (“Guarantor”). The Guarantor was acquired in March 2011 by Nautic Partners, LLC (“Nautic”), a private equity firm with more than $2.5 billion of capital under management. Nautic currently owns four healthcare-related companies.

The lease commenced upon the completion and occupancy of the Building in May 2012. The lease is a 25 year lease which includes a 2% annual rent escalation during the initial lease term. The lease is net whereby the tenant is required to pay substantially all operating expenses, including any costs to maintain and repair the roof and structure of the building, in addition to base rent. The least contains two renewal options, each for ten years at 102.5% of rent during the last year of the initial term. The aggregate annualized rental income for the Property is $3.1 million, or $48.37 per rentable square foot.

The purchase price of the Property was approximately $31.6 million at a capitalization rate of 10.0% (calculated by dividing annualized rental income on a straight-line basis plus operating expenses reimbursements, less estimated property operating costs, by the purchase price). The Company funded the acquisition, exclusive of closing costs, of the Property with (a) net proceeds from its ongoing public offering and (b) recovered a portion of those offering proceeds with a $15.3 million mortgage loan representing a portion of the third tranche of the GECC Mortgage Loan (as defined below) which closed on May 10, 2012. A description of the terms of the GECC Mortgage Loan and the portion of the third tranche of such GECC Mortgage Loan relating to Reliant Rehabilitation Hospital – Houston is included in Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The annual real estate taxes payable on the Property for the calendar year 2012 are estimated to be approximately $385,000. Such real estate taxes are to be reimbursed by the tenant under the terms of the lease.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 19, 2011, the Company, through its indirect wholly-owned subsidiaries, entered into a $150.0 million multi-tranche mortgage loan agreement with General Electric Capital Corporation to provide funding for the Portfolio, as previously described in the Company’s Current Report on Form 8-K filed on September 23, 2011.

On May 10, 2012, the Company, through its indirect wholly-owned subsidiaries, entered into a mortgage loan in connection with the third tranche of the GECC Mortgage Loan in an amount equal to $15.3 million, secured by the Property as well as the Village Healthcare Center, a 7,750 rentable square foot inpatient rehabilitation facility located in Santa Ana, California that the Company acquired in January 2012. The mortgage loan bears an interest rate of 4.915% and matures in September 2015. The mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

Date: May 14, 2012	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors